Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

FIGURE TECHNOLOGY SOLUTIONS, INC.

Figure Technology Solutions, Inc. (the "Registrant"), a well-known seasoned issuer, is filing this registration statement on Form S-3 on a pay-as-you-go basis pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The registration fee with respect to the securities registered hereby is deferred and will be paid in accordance with Rule 456(b) and Rule 457(r) at the time of each takedown from the shelf, as applicable.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	Debt Securities	(1)	457(r)		$		$0.0000870	$
Fees to be Paid	Equity	Preferred Stock	(2)	457(r)				0.0000870
Fees to be Paid	Equity	Common Stock	(3)	457(r)				0.0000870
Fees to be Paid	Other	Warrants	(4)	457(r)				0.0000870
Fees to be Paid	Other	Purchase Contracts	(5)	457(r)				0.0000870
Fees to be Paid	Other	Units	(6)	457(r)		$		$0.0000870	$

Total Offering Amounts:							$0.00			0.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$0.00

__________________________________________
Offering Note(s)

(1)	An unspecified aggregate initial offering price and number or amount of Debt Securities, Preferred Stock, Common Stock, Warrants, Purchase Contracts and Units issued by the Registrant (collectively, “Securities”) is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.

This Registration Statement also relates to offers and sales of securities in connection with market making transactions by and through affiliates of the Registrant. These securities consist of an indeterminate amount of the Securities that are initially being registered, and will initially be offered and sold, under this Registration Statement. All such market-making reoffers and resales of these securities that are made pursuant to a registration statement after the effectiveness of this Registration Statement are being made solely pursuant to this Registration Statement.

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of all of the registration fee. In connection with the Securities offered hereby, the Registrant shall pay the registration fees (“pay-as-you-go registration fees”) calculated in accordance with Rule 456(b) under the Securities Act. Pursuant to Rule 457(q) under the Securities Act, no separate registration fee is required for the registration of an indeterminate amount of securities to be offered solely for market-making purposes by direct or indirect subsidiaries of Figure Technology Solutions, Inc.
(2)	See Offering Note 1.
(3)	See Offering Note 1.
(4)	See Offering Note 1.
(5)	See Offering Note 1.
(6)	See Offering Note 1.